As filed with the Securities and Exchange Commission on December 21, 2007
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORION MARINE GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	26-0097459 (I.R.S. Employer Identification No.)
12550 Fuqua
Houston, Texas 77034
(Address of Principal Executive Offices, Including Zip Code)

ORION MARINE GROUP, INC. LONG TERM INCENTIVE PLAN
and
HUNTER ACQUISITION CORP. 2005 STOCK INCENTIVE PLAN
(Full Title of the Plan)
J. Michael Pearson
President and Chief Executive Officer
12550 Fuqua
Houston, Texas 77034
(713) 852-6500
(Name, Address and Telephone Number of Agent For Service)
copy to:
Kyle K. Fox, Esq.
Vinson & Elkins, LLP
The Terrace 7
2801 Via Fortuna, Suite 100
Austin, Texas 78746
Telephone: (512) 542-8539
Fax: (512) 236-3340
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	Registered	price	offering price (1)	registration fee
Common Stock, par value $.01 per share	2,943,946 shares	$16.15(2)	$47,544,727.90(2)	$1,459.62

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of Common Stock of Orion Marine Group, Inc. as may become issuable because of changes resulting from stock dividends, stock splits and similar changes and pursuant to the antidilution provisions of the Orion Marine Group, Inc. Long Term Incentive Plan and the Hunter Acquisition Corp. 2005 Stock Incentive Plan (the “Plans”). In addition, pursuant to Rule 416(c) of the Securities Act of 1933, this registration statement also covers an indeterminate number of interests to be offered or sold pursuant to the Plans.

(2)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. The price for 2,943,946 shares being registered hereby is based on the average of the high and low trading prices per share of Orion Marine Group, Inc. Common Stock as reported by the Nasdaq Global Select Market on December 20, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Orion Marine Group, Inc. (the “Registrant” or “Company”) will send or give to all participants in the Orion Marine Group, Inc. Long Term Incentive Plan and the Hunter Acquisition Corp. 2005 Stock Incentive Plan the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Company with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:
     (a) The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-145588) filed with the Commission on December 20, 2007.
     (b) All other reports filed by the Registrant with the Commission since December 20, 2007 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     (c) The description of the Registrant’s Common Stock, $0.01 par value per share, contained in the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-145588) filed initially with the Commission pursuant to the Exchange Act on August 20, 2007, as amended.
     Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In actions brought by or in the right of the corporation, the corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Delaware Court of Chancery or such other court shall deem proper.
     To the extent that such person has been successful on the merits or otherwise in defending any action, suit or proceeding referred to above, or in defense of any such claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     The indemnification and advancement of expenses provided by or granted pursuant to Section 145 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the power to indemnify is provided by the statute.
     The Company’s amended and restated certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable under the Delaware General Corporation Law:
•	for any breach of the director’s duty of loyalty to the Company or to the Company’s stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases, redemptions or dividends; or

•	for any transaction from which the director derives an improper personal benefit.
     If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of director’s liability, then the liability of the Company’s directors will automatically be limited to the fullest extent provided by law. These provisions do not limit or eliminate the Company’s rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.
     The Company’s amended and restated certificate of incorporation and amended and restated bylaws also provide that the Company must indemnify its directors and officers to the fullest extent permitted by Delaware law and also provide that the Company must advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions. The

Company may also indemnify employees and others and advance expenses to them in connection with legal proceedings.
     The Company has entered into separate indemnification agreements with its directors that provide its directors and any partnership, corporation, trust or other entity of which such director is or was a partner, stockholder, trustee, director, officer, employee or agent (“Indemnitees”), with additional indemnification and related rights, particularly with respect to indemnification procedures and directors’ and officers’ insurance coverage. The indemnification agreements require the Company to, among other things, indemnify the Indemnitees against liabilities that may arise by reason of the directors’ acts or omissions while providing service to the Company, other than liabilities arising from acts or omissions (a) regarding enforcement of the indemnification agreement, if not taken in good faith, (b) relating to the purchase and sale by an Indemnitee of securities in violation of Section 16(b) of the Exchange Act, (c) subject to certain exceptions, in the event of claims initiated or brought voluntarily by an Indemnitee, not by way of defense, counterclaim or cross claim or (d) for which applicable law or the indemnification agreements prohibit indemnification; provided, however, that an Indemnitee shall be entitled to receive advance amounts for expenses they incur in connection with claims or actions against them unless and until a court having jurisdiction over the claim shall have made a final judicial determination that such Indemnitee is prohibited from receiving indemnification. Furthermore, the Company is not responsible for indemnifying an Indemnitee if an independent reviewing party (a party not involved in the pending claim) determines that such Indemnitee is not entitled to indemnification under applicable law, unless a court of competent jurisdiction determines that such Indemnitee is entitled to indemnification. The Company believes that these indemnification arrangements are important to its ability to attract and retain qualified individuals to serve as directors.
     The Company obtained directors’ and officers’ liability insurance to provide its directors and officers with insurance coverage for losses arising from claims based on any breaches of duty, negligence, or other wrongful acts, including violations of securities laws, unless such a violation is based on any deliberate fraudulent act or omission or any willful violation of any statute or regulation.
     These provisions may have the practical effect in certain cases of eliminating the ability of the Company’s stockholders to collect monetary damages from its directors and officers. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.
     The above discussion of Section 145 of the Delaware General Corporation Law, the Company’s amended and restated certificate of incorporation, the Company’s amended and restated bylaws, and the indemnification agreements is not intended to be exhaustive and is respectively qualified in its entirety by such statute and documents.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (No. 333-145588) filed with the Commission on August 20, 2007).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (No. 333-145588) filed with the Commission on August 20, 2007).

4.1	Orion Marine Group, Inc. Long Term Incentive Plan (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (No. 333-145588) filed with the Commission on August 20, 2007).

4.2	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (No. 333-145588) filed with the Commission on August 20, 2007).

4.3	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (No. 333-145588) filed with the Commission on August 20, 2007).

4.4	Hunter Acquisition Corp. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (No. 333-145588) filed with the Commission on August 20, 2007).

4.5	Form of Restricted Stock Agreement for the Hunter Acquisition Corp. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (No. 333-145588) filed with the Commission on August 20, 2007).

4.6	Form of Stock Option Agreement for the Hunter Acquisition Corp. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (No. 333-145588) filed with the Commission on August 20, 2007).

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (included on the signature pages of this registration statement).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(C)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i)(A) and (a)(i)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the

Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(ii)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and agrees to be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 21, 2007.

ORION MARINE GROUP, INC.
By:	/s/ J. Michael Pearson
J. Michael Pearson President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints each of J. Michael Pearson and Mark R. Stauffer, and each of them, severally, acting alone and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ J. Michael Pearson J. Michael Pearson	President and Chief Executive Officer (Principal Executive Officer)	December 21, 2007
/s/ Mark R. Stauffer Mark R. Stauffer	Secretary and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 21, 2007
/s/ Thomas N. Amonett Thomas N. Amonett	Director	December 21, 2007
/s/ Richard L. Daerr, Jr. Richard L. Daerr, Jr.	Chairman of the Board	December 21, 2007
/s/ Austin J. Shanfelter Austin J. Shanfelter	Director	December 21, 2007
/s/ Gene Stoever Gene Stoever	Director	December 21, 2007

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (No. 333-145588) filed with the Commission on August 20, 2007).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement (No. 333-145588) filed with the Commission on August 20, 2007).

4.1	Orion Marine Group, Inc. Long Term Incentive Plan (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement (No. 333-145588) filed with the Commission on August 20, 2007).

4.2	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (No. 333-145588) filed with the Commission on August 20, 2007).

4.3	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (No. 333-145588) filed with the Commission on August 20, 2007).

4.4	Hunter Acquisition Corp. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (No. 333-145588) filed with the Commission on August 20, 2007).

4.5	Form of Restricted Stock Agreement for the Hunter Acquisition Corp. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (No. 333-145588) filed with the Commission on August 20, 2007).

4.6	Form of Stock Option Agreement for the Hunter Acquisition Corp. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (No. 333-145588) filed with the Commission on August 20, 2007).

5.1	Opinion of Vinson & Elkins L.L.P*.

23.1	Consent of Grant Thornton LLP.*

23.2	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to this registration statement).*

24.1	Power of Attorney (included on the signature pages of this registration statement).*
*filed herewith.